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Exhibit 99.1

For more information, contact:	Judi Vitale CFO judiv@firstwave.net 770-431-1206
Thomas J. Rozycki, Jr. GCI Group trozycki@gcigroup.com 212-537-8016

Firstwave Reports Second Quarter Results for 2003
Company reports quarterly earnings of $0.04 per basic share

ATLANTA—July 29, 2003—Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading web-based, industry-focused CRM solutions provider, is announcing today its financial results for the second quarter of 2003. The Company has achieved seven consecutive quarters of profitability.

Total revenues for the second quarter of 2003 were $2.99 million compared with $3.60 million for the second quarter of the prior year, representing a 16.9% decrease. Software license revenues for the second quarter of 2003 increased 18.6% to $772,000 compared with $651,000 for the second quarter of 2002. The Company's total maintenance revenues for the second quarter of 2003 increased 71.2% to $690,000 from $403,000 for the second quarter of the prior year. Services revenues for the second quarter of 2003 were $1.52 million compared to $2.54 million in the second quarter of 2002, representing a 40.2% decrease.

The Company's net income for the second quarter of 2003 was $95,000 compared to a net income of $866,000 for the second quarter of 2002. Earnings per share were $0.04 per basic share for the second quarter of 2003 compared with $0.41 per basic share for the second quarter last year. The Company reported a cash balance of $3.39 million as of June 30, 2003.

"Our management team remains confident in our current positioning and strategic plan," commented Richard Brock, Firstwave's chairman and chief executive officer. "We have recently seen significant growth in the U.S. license and services revenues and are pleased that the acquisition of Connect-Care's business has contributed significantly to our bottom line."

Results for the second quarter were impacted by the postponement of purchase decisions by several customers beyond the end of the quarter. In addition, a material services project that the Company anticipated finishing and recognizing in the second quarter is continuing into the third quarter.

Mr. Brock stated, "By strategically leveraging our partnerships, we can continue the push to lower the costs of customer acquisition. Our growth in maintenance revenues and customer expansions is a result of our efforts to nurture and satisfy the complex demands of our customers."

Firstwave will hold its second quarter earnings conference call today, July 29, 2003, at 4:30 P.M. EDT. To participate in the call from the United States or Canada, please dial (877) 828-7410 approximately five minutes prior to the start time. To participate in the call from outside the United States or Canada, please dial (706) 643-3702 five minutes prior to the start time. The Conference ID is 1760491. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and may be accessed by dialing (800) 642-1687 from inside the United States or Canada and (706) 645-9291 from outside the United States or Canada and entering the Conference ID 1760491.

The call, which will be simultaneously broadcast live over the Internet, may be accessed at http://www.firstcallevents.com/service/ajwz385704108gf12.html or www.firstwave.net beginning at 4:15 P.M. The online archive of the broadcast will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic, industry-focused CRM solutions that optimize how companies win, maintain and grow customer and organizational relationships. With more than 18 years of experience in CRM, Firstwave strives to maintain the depth and industry experience required to address the unique business needs of diverse companies. Firstwave's CRM solutions provide companies with fit-to-purpose features that streamline business processes and boost customer acquisition and service. Firstwave currently offers an Integrated Development Environment and.NET architecture that incorporates and complements Firstwave's legacy of CRM best practices, which has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the "Company") notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company's capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and under the caption "Risk Factors" and elsewhere in the Company's Registration Statement on Form S-3 (as declared effective on July 25, 2003), both filed with the Securities and Exchange Commission ("SEC"), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2003 or beyond.

Firstwave Technologies, Inc
Selected Financial Information
(in thousands, except per share data)

Consolidated Income Statement

	Quarter Ended June 30,		Year to Date Ended June 30,
	2002	2003	2002	2003
	(unaudited)		(unaudited)
Revenues	$3,601	$2,990	$7,657	$7,271
Operating income	910	141	1,938	910
Income before income taxes	930	150	1,962	930
Income after taxes	$930	$150	$1,962	$929
Dividends on preferred stock	(64)	(55)	(130)	(110)
Net income applicable to common shareholders	$866	$95	$1,832	$819
Basic:
Earnings per share	$0.41	$0.04	$0.87	$0.33
Weighted average shares	2,138	2,632	2,110	2,505
Diluted:
Earnings per share	$0.29	$0.04	$0.63	$0.28
Weighted average shares	3,172	3,460	3,130	3,354

Consolidated Balance Sheet

	Dec 31, 2002	June 30, 2003
		(unaudited)
Cash	$3,779	$3,388
AR and other current assets	3,070	3,026

Total current assets	$6,849	$6,414
Long term assets	2,954	7,340

Total assets	$9,803	$13,754

Current Liabilities	2,982	3,389
Shareholders Equity	6,821	10,365

Total liabilities and shareholders equity	$9,803	$13,754

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Firstwave Reports Second Quarter Results for 2003 Company reports quarterly earnings of $0.04 per basic share